EXHIBIT 10.1
LIBERTY GLOBAL, INC.
COMPENSATION POLICY
FOR
NONEMPLOYEE DIRECTORS
(As Amended and Restated Effective August 4, 2005)
     The board of directors (the “Board”) of Liberty Global, Inc. (the “Corporation”) has deemed it advisable and in the best interest of the Corporation to provide the following compensation package to each director of the Corporation who is not an employee of the Corporation or any subsidiary of the Corporation (a “Nonemployee Director”) solely in consideration for such person agreeing to serve as a Nonemployee Director of the Board.
     Annual Fees: For each full year of service as a Nonemployee Director, a fee for such service of $20,000 will be paid to each Nonemployee Director. For each full year of service as Audit Committee Chairperson, a fee for such service of $10,000 will be paid. Annual fees will be payable in arrears in four equal quarterly installments at the end of each calendar quarter (prorated in the case of a director who serves as a Nonemployee Director or as Audit Committee Chairman for only a portion of a calendar quarter) in (i) cash or (ii) subject to the terms and conditions set forth in the Liberty Global, Inc. 2005 Nonemployee Director Incentive Plan (As Amended and Restated Effective August 4, 2005) (the “Director Plan”), shares of the Corporation’s common stock. The initial payment of $5,000 ($7,500, in the case of the Audit Committee Chairman) will be payable on September 30, 2005, in cash only.
     Meeting Fees: A fee of $1,500 for attendance (in person or by conference telephone) at each in person meeting, and $750 for each telephonic meeting, of the Board or a Board Committee of which such director is a member will be paid to each Nonemployee Director. Meeting fees will be payable in arrears at the end of each calendar quarter in cash only.
     Option Grant: An initial grant of options to purchase 10,000 shares of the Corporation’s Series A common stock will be made to each Nonemployee Director, pursuant to the Director Plan and the related form of Nonemployee Director Non-Qualified Stock Option Agreement, on first being elected or appointed to the Board. Each option subject to the grant will have an exercise price per share equal to the Fair Market Value (as defined in the Director Plan) of a share of the Corporation’s Series A common stock on the date of the grant (or, in the case of the first grant, the first full day of trading of the Series A common stock thereafter). On the date of each annual meeting of the stockholders of the Corporation, each Nonemployee Director who served as a Nonemployee Director immediately prior to such annual meeting of stockholders and will continue to serve as a Nonemployee Director following such annual meeting will be granted options to purchase 10,000 shares of the Corporation’s Series A common stock, with an exercise price per share equal to the Fair Market Value of a share of the Corporation’s Series A common stock on the date of such annual meeting. Options will vest as to one-third of the option shares on the date of the first annual meeting of stockholders following the grant date (or, if later, the six-month anniversary of the grant date) and as to an additional one-third of the option shares on the date of each annual meeting of stockholders thereafter, provided, in each case, that the Nonemployee Director continued to serve as a Nonemployee Director immediately prior to the applicable meeting.